EXHIBIT 99.1

IZEA Triples Fortune 10 Customer Relationship
Company Tops 30% YoY Growth in Managed Services Bookings for Q2 to Date
Orlando, Florida (April 19, 2021) – IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, announced today that it has been awarded a new contract from a Fortune 10 customer. The total amount awarded under this individual contract, which follows a smaller agreement signed only months ago, more than doubles the total amount of Managed Services bookings attributable to this customer in 2020. In total, the customer has tripled its budget with IZEA in the first four months of 2021 as compared to the entirety of 2020.

Managed Services Tops 30% YoY Growth in Q2 To Date
IZEA’s Managed Services bookings to date for Q2 2021 have already exceeded the total amount of Managed Services bookings for the entirety of the same quarter last year. Last week, IZEA announced it signed a multi-million-dollar influencer marketing agreement with a Fortune 500 manufacturer, that included both software and managed services. Since then, the company has executed a variety of other influencer marketing contracts, which have combined to further increase bookings growth. Managed Services bookings for Q2 2021 thus far have already grown more than 30% as compared to all of Q2 2020, and Q2 2020 managed services bookings grew 47% as compared to Q2 2019.

Company Expects Full Q2 2021 Managed Services Bookings to Eclipse Q1 2021 Record
IZEA’s Managed Services set a record for the best Q4 managed services bookings ever in 2020, with 47% year over year growth. The company followed Q4 with another record for the best Q1 managed services bookings ever – delivering 130% year over year growth – announced at the beginning of April. IZEA Managed Services bookings between January 1st and April 16, 2021 already exceed managed services bookings in Q1, Q2, and Q3 of 2020, combined.

“We are off to an incredible start in Q2, with strong positive sales momentum from the past two record quarters,” said Ted Murphy, Founder, Chairman and CEO of IZEA. “We are on track to have our best Q2 ever for Managed Services bookings and expect to eclipse the records set in Q4 2020 and Q1 2021 based on our current trajectory. These bookings are expected to be recognized as revenue over the coming quarters as campaigns are executed.”

Bookings are a measure of all sales orders minus any known cancellations or refunds with respect to such sales orders or refunds. Management uses bookings to inform expectations of total sales activity. Bookings are not always an indicator of revenue for the quarter and could be subject to future adjustment. Revenue from Managed Services bookings are typically recognized over a 6-month period on average, though larger contracts may be recognized over longer periods of time.

To work with IZEA as either an influencer or a marketer, visit IZEA.com.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: bookings failing to produce corresponding revenue; competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com
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